Exhibit 10.10

Lailaw Co-Gen, Inc.

Stockholders' Agreement

THIS STOCKHOLDERS' AGREEMENT is made this ___ day of May, 2006, by and among Laidlaw Co-Gen, Inc., a corporation organized under the laws of the State of Delaware (the "Corporation") and RGB Co-Gen, LLC, a Delaware limited liability company ("RGB"), Laidlaw Energy Group, Inc., a corporation organized and existing under the laws of the State of New York ("LEG"), GROG, LLC, a Connecticut limited liability company ("GROG"), and ER Co-Gen, LLC, a Delaware limited liability company ("ER") (RGB, LEG, GROG and ER and any other Person (as defined below) who hereafter acquires or holds, during the term of this Agreement, any of the Shares (as defined below), hereinafter referred to collectively as the "Stockholders").

WITNESSETH:

WHEREAS, the Stockholders are the record owners of all of the issued and outstanding shares of the $1.00 par value common capital stock of the Corporation;

WHEREAS, the Stockholders desire to promote their mutual interests and the interests of the Corporation by imposing certain restrictions and obligations on themselves, on the Corporation and on the Shares;

NOW, THEREFORE, in consideration of the premises and of the promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

1.1               Definitions. The following terms used in this Stockholders' Agreement shall have the following meanings (unless otherwise expressly provided herein):

"Additional Project" shall have the meaning set forth in Section 9.6 hereof.

"Affiliate" means (1) an officer, director, employee, stockholder, member or partner, of a Person; (2) any Person controlling, controlled by or under common control with such Person; and (3) any officer, director, employee, stockholder, partner or member of any Person described in clause (2) above. For purposes of this definition and Section 7.1(ii), "control" (together with the correlative meanings of "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power (a) to vote fifty percent (50%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, managers or managing partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Affiliate Transaction" shall have the meaning set forth in Section 3.3(c) hereof.

"Agreement" means this Stockholders' Agreement as originally executed and as amended from time to time.

"Asking Price" shall have the meaning set forth in Section 7.1(b)(i) hereof.

"Balance Sheet" means the balance sheet of LEE dated as of December 31, 2004.

"Bankruptcy Law" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

"Basket Amount" shall have the meaning set forth in Section 12.3 hereof.

"Certificate" means the Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State, as the same may be amended from time to time.

"Chatsworth" shall have the meaning set forth in Section 9.5(c).

"Code" means the Internal Revenue Code of 1986, as amended.

"Commercial Operations Date" means the date that the Facility first exports electricity to the grid at a capacity in excess of five (5) megawatts for a continuous duration of seventy-two (72) hours, subject only to dispatch requirements of the grid.

"Company Confidential Information" shall have the meaning set forth in Section 9.4(a) hereof.

"Corporation" shall have the meaning set forth in the preamble hereto.

"Corporation Property" shall have the meaning set forth in Section 10.7(a) hereof.

"Contract" shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written), including all amendments thereto.

"Controlled Subsidiary" shall have the meaning set forth in Section 7.1(a)(i) hereof.

"Director" shall mean a member of the Board of Directors of the Corporation.

"Drag-Along Request" shall have the meaning set forth in Section 7.2 hereof.

"Environmental Law" shall have the meaning set forth in Section 10.7(a) hereof.

"Facility" shall have the meaning set forth in Article II hereof.

"Governmental or Regulatory Authority" shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

"GROG" shall have the meaning set forth in the preamble hereto.

"Holding Period" shall have the meaning set forth in Section 9.4(a) hereof.

"Indebtedness" of any Person shall mean and include (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Lien on assets or properties of such Person, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement or (viii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vii) above. Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.

"Indemnified Party" shall have the meaning set forth in Section 11.4 hereof.

"Indemnitee" shall have the meaning set forth in Section 3.2(a) hereof.

"Investment Company Act" means the Investment Company Act of 1940, as amended from time to time.

"Law" shall mean any statute, law, ordinance, rule or regulation of any Governmental or Regulatory Authority.

"LEE" shall have the meaning set forth in Article II hereof.

"LEG" shall have the meaning set forth in the preamble hereto.

"LEG Ownership Period" shall mean the period of time during which LEG continues to own not less than 20% of the issued and outstanding Shares of the Corporation.

"Liens" shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

"Loans" shall mean the $3,250,000 loan from Basic Energy Ltd., a company organized and existing under the laws of the Bahamas ("Basic") to LEE together with the $270,000 working capital loan from Basic to LEE guaranteed by the Corporation and secured by that certain Security Agreement entered into by LEE, as pledgor, and Basic, as pledgee.

"Losses" shall have the meaning set forth in Section 12.2 hereof.

"Material Adverse Change" or "Material Adverse Effect" shall mean, (i) when used with respect to LEE, any materially adverse change in or effect on the business, assets, liabilities, results of operation, condition (financial or otherwise) or prospects of LEE and its Subsidiaries taken as a whole.

"Negotiation Period" shall have the meaning set forth in Section 9.6 hereof.

"Notice of Acceptance" shall have the meaning set forth in Section 9.6 hereof.

"Notice of Sale" shall have the meaning set forth in Section 7.1(c) hereof.

"Offer" shall have the meaning set forth in Section 7.2 hereof.

"Offered Shares" shall have the meaning set forth in Section 7.1(b)(i) hereof.

"Officer" shall have the meaning set forth in Section 5.1 hereof.

"Order" shall mean any judgment, order, injunction, decree, writ, permit or license of any Governmental or Regulatory Authority or any arbitrator.

"Other Stockholders" shall have the meaning set forth in Section 7.1(c) hereof.

"Parent" shall have the meaning set forth in Section 7.1(a)(i) hereof.

"Permit" shall have the meaning set forth in Section 10.8 hereof.

"Permitted Liens" shall mean (i) Liens reflected in the Balance Sheet, (ii) Liens consisting of zoning or planning restrictions or regulations, easements, permits, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by LEE or its Subsidiaries and (iii) Liens for current taxes, assessments or governmental charges or levies not yet due and payable.

"Permitted Transfers" shall have the meaning set forth in Section 7.1 hereof.

"Person" shall mean any individual, partnership, corporation, trust or other unincorporated association or entity.

"Plan" shall have the meaning set forth in Section 9.6 hereof.

"Project" shall have the meaning set forth in Article II hereof.

"Returns" shall have the meaning set forth in Section 10.10(a) hereof.

"RGB" shall have the meaning set forth in the preamble hereto.

"RGB Ownership Period" shall mean the period of time during which RGB continues to own not less than 25% of the issued and outstanding Shares of the Corporation.

"Securities Act" means the Securities Act of 1933, as amended from time to time.

"Selling Stockholder" shall have the meaning set forth in Section 7.1(b) hereof.

"Shares" means, with respect to any Person, the shares of Stock owned by such Person.

"Stock" shall mean the $1.00 par value common capital stock of the Corporation.

"Stockholder" shall have the meaning set forth in the preamble hereto.

"Stockholder Confidential Information" shall have the meaning set forth in Section 9.4(a) hereof.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

"Taxes" shall have the meaning set forth in Section 10.10(b) hereof.

"Terms" shall have the meaning set forth in Section 9.6 hereof.

"Third Party Transferee" means a third party that is not a Parent or a Subsidiary of a transferor of stock.

"Transfer" shall have the meaning set forth in Section 7.1(a) hereof.

1.2               Definitions Generally.  Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The term "it", where appropriate, includes "he" and "she" and the term "its" includes "his" and her". The words "include" and "including" shall be deemed to be followed by the phrase "without limitation" when such phrase does not otherwise appear. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. The article and section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All article, section, paragraph, clause, exhibit or schedule references not attributed to a particular document shall be references to such parts of this Agreement.

ARTICLE II. BUSINESS OF THE CORPORATION

The purpose of the Corporation is (i) to acquire all of the outstanding stock of Laidlaw Energy & Environmental, Inc. ("LEE"), the assets of which consist primarily of a gas-fired electric cogeneration plant and hardwood lumber kiln drying facility located at 6662 Route 219, Ellicottville, New York (the "Facility"); to cause LEE to convert the Facility's gas-fired power plant to a wood-fired power plant and refurbish the Facility's kiln drying facility (the "Project"); and, following completion of the Project, to cause LEE to operate the Facility, and (ii) to engage in any other activities permitted by applicable law.

ARTICLE III. BOARD OF DIRECTORS

3.1              Composition; Election; Removal; Insurance

(a) The business, property, and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of three (3) individuals. The Stockholders agree that during the RGB Ownership Period the Board of Directors of the Corporation shall be comprised of three persons, one of which shall be designated by LEG, and two of which shall be designated by RGB. Each Stockholder on behalf of itself and its assignees agrees that it will vote its Shares or execute written consents, as the case may be, and take all other necessary action (including causing the Corporation to call a special meeting of Stockholders) to ensure the composition of the Board of Directors is as set forth in this Section 3.1(a). Except as otherwise limited by this Agreement, the Board of Directors shall have full, exclusive and complete discretion to manage and control the business and affairs of the Corporation, to make all decisions affecting the business and affairs of the Corporation and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Corporation as set forth herein.

(b) It is agreed that immediately upon execution of this Agreement, the Stockholders shall be deemed to designate the following individuals as their respective designees to the Board of Directors of the Corporation: Rolando Gonzalez-Bunster and Michael Bax, as designees of RGB; and Michael B. Bartoszek, as designee of LEG.

(c) Each Stockholder agrees that it will only vote its Shares or other securities now or hereafter owned or controlled by it in favor of the removal of any Director upon the request of the Stockholder who designated or nominated such director pursuant to Section 3.1(a).

(d) The Corporation shall seek to secure directors' and officers' liability insurance with coverage customary for corporations in the United States having capitalization and asset bases similar to those of the Corporation upon terms reasonably satisfactory to the Board of Directors.

(e) During the LEG Ownership Period and the RGB Ownership Period, any check or any other disbursement of funds (in one or a series of connected transactions) in excess of $50,000 or its equivalent shall require the signature or other written approval of both Michael Bartoszek and another director.

3.2              Indemnity of the Officers and Directors. The Officers and Directors shall each be indemnified by the Corporation under the following circumstances and in the manner and to the extent indicated:

(a) In any threatened, pending or completed action, suit or proceeding to which an Officer or a Director was or is a party or is threatened to be made a party by reason of the fact that he is or was an Officer or a Director of the Corporation (each, an "Indemnitee") involving an alleged cause of action for damages arising from the performance of his activities on behalf of the Corporation, the Corporation shall indemnify such Indemnitee against expenses, including reasonable attorney's fees, judgments, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if the Indemnitee acted in good faith and in a manner it believed to be in or not opposed to the best interest of the Corporation, and provided that his conduct has not been found by a nonappealable court judgment, order, decree or decision to constitute bad faith or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, or settlement shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interest of the Corporation.

(b) Notwithstanding the foregoing, the Corporation shall not be obligated under this Agreement to make any indemnity in connection with any claim made against an Indemnitee:

(i) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(ii) in connection with any proceeding (or any part of any proceeding initiated by Indemnitee, including any proceeding (or any part of any proceeding) initiated by Indemnitee against the Corporation or its directors, officers, employees or other Indemnitees.

(c) The Corporation shall advance the expenses incurred by the Indemnitee in connection with any proceeding as promptly as practicable after the receipt by the Corporation of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to the Indemnitee's ability to repay the expenses and without regard to Indemnitee's ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable expenses incurred pursuing an action to enforce this right of advancement, including reasonable legal fees and disbursements. The Indemnitee shall qualify for advances solely upon the execution and delivery to the Corporation of an undertaking providing that the Indemnitee undertakes to repay the advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation. This Section 3.2(c) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 3.2(b).

(d) The indemnification set forth in this paragraph shall in no event cause the Stockholders to incur any liability to the Corporation or its Directors, nor shall it result in any liability of the Stockholders to any third party.

3.3               Major Decisions. None of the following decisions or actions may be taken on behalf of the Corporation without the written approval of Stockholders holding not less than eighty percent (80%) of the issued and outstanding Stock of the Corporation:

(a) any amendment or modification to the Certificate or other similar organizational document of the Corporation (including the By-Laws) which will have a material adverse effect on the rights of any Stockholder whether under this Agreement or otherwise or any change in the rights and priviledges of the Shares;

(b) any action to convert or change the Corporation into a limited liability company or other form of business organization other than a corporation;

(c) selling, leasing, transferring or otherwise disposing of any of assets of the Corporation or any of its Subsidiaries to, or the purchasing by the Corporation or any of its Subsidiaries assets from, or entering into or making any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless such Affiliate Transaction is on terms that are no less favorable to the Corporation or the relevant Subsidiary than those that could have been obtained in a comparable transaction by the Corporation or such Subsidiary with an unrelated Person;

(d) any amendment, modification or renegotiation of the Operations and Management Agreement entered into by the Corporation and LEG as of the date hereof;

(e) creating, incurring or assuming any indebtedness for borrowed money in excess of $250,000 in the aggregate, other than the Loans;

(f) any prepayment of the Loans; and

(g) issuing any additional Shares or taking any other similar action which, after giving effect thereto, would have the effect of diluting the percentage interest of the capital stock owned by any Stockholder in the income of, or distributions from, the Corporation, or the voting power, represented by such Shares; provided, however, that if the Board of Directors shall determine that additional capital is needed in connection with the construction or refurbishment of the Facility or in connection with the operation of the Facility then the super-majority approval of the Stockholders required by this Section 3.3 shall not be required in connection with the issuance of any additional Shares or other equity securities of the Corporation made to raise capital for such purpose.

3.4               Preemptive Rights. If, at any time or times hereafter, the Board of Directors shall elect to issue additional shares of Stock or additional classes of shares or additional series of shares, the Directors shall provide a written notice of such election to the Stockholders and the Stockholders shall have the right to subscribe for a pro rata portion of such additional shares based upon their respective ownership interest in the Corporation, on the same terms and conditions and for the same consideration as the Board of Directors shall have elected to issue such additional shares. The Stockholders may exercise their rights under this Section 3.4 by delivering written notice of such election to the Corporation within ten (10) days after the receipt of written notice from the Corporation to the Stockholders setting forth the terms and conditions upon which such additional shares are proposed to be issued. Failure by a Stockholder to exercise his right to subscribe for the shares to which such Stockholder is entitled within such ten-day period shall be deemed an election by such Stockholder not to exercise his subscription rights with respect to such additional shares. If any Stockholder elects, or is deemed to have elected, not to exercise his rights under this Section 3.4, the Corporation shall have a period of six (6) months after the date of the notice of the proposed issuance to issue the additional shares to which such Stockholder was entitled to subscribe to any third Person upon the terms and conditions set forth in such notice.

ARTICLE IV. OFFICERS

4.1              Officers. The officers of the Corporation (each, an "Officer") shall be a Chairman of the Board, a President, a Treasurer, and a Secretary. Each Officer shall be elected by a vote of not less than a majority of the Directors; provided, during the RGB Ownership Period, the Chairman of the Board shall be a person designated by RGB, and during the LEG Ownership Period, Michael B. Bartoszek shall be the President of the Corporation and each of the other Officers shall be a person designated by LEG, reasonably satisfactory to RGB and approved by the Board of Directors. Each officer of any subsidiary of the Corporation other than the President of LEE shall be a person designated by LEG, subject to reasonable approval of a majority of the Board of Directors. Michael B. Bartoszek shall be the President and chief executive officer of LEE. The Board of Directors may, by similar vote or designation, elect or appoint such other officers (including a Controller, one or more Vice Presidents and one or more Assistant Treasurers and Assistant Secretaries) as it may deem necessary or desirable. Each officer shall hold office for such term as may be prescribed by the Board of Directors from time to time. Any person may hold at one time two or more offices.

4.2              Powers and Duties. The Chairman of the Board shall preside at all meetings of the Stockholders and of the Board of Directors at which he is present. The President shall be the chief executive officer of the Corporation and shall take all actions, and refrain from taking all actions, on behalf of the Corporation as he is instructed by the Board of Directors. The Officers of the Corporation shall each have such powers and authority and shall perform such duties in the management of the business, property, and affairs of the Corporation as generally pertain to their respective offices, unless otherwise limited by the Board of Directors, as well as such powers and authorities and such duties as from time to time may be prescribed by the Board of Directors.

ARTICLE V. RESIGNATIONS, REMOVALS, AND VACANCIES

5.1               Resignations. Any Director or officer of the Corporation may resign as such at any time by giving written notice to the Board of Directors, the President, or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time is specified therein, then upon receipt thereof. The acceptance of such resignation shall not be necessary to make it effective.

5.2               Removals. Subject to Section 4.1, the Board of Directors, by a vote of not less than a majority of the entire Board of Directors, at any meeting thereof or by written consent, at any time, may, to the extent permitted by law, remove with or without cause from office or terminate the employment of any officer. In the event that a vacancy is created on the Board of Directors of the Corporation at any time by the death, disability, retirement, resignation or removal (for cause or otherwise) of a director designated by a Stockholder, or if otherwise there shall exist or occur any vacancy on the Board of Directors of the Corporation in a seat subject to designation by a Stockholder, such vacancy shall not be filled by the remaining members of the Board of Directors of the Corporation, but each Stockholder hereby agrees promptly to consent in writing or vote or cause to be voted all Shares now or hereafter owned or controlled by it to elect such individual as shall be designated by the Stockholder entitled to designate such director.

ARTICLE VI. CAPITAL STOCK

6.1               Authorized Shares. The total number of Shares which may be issued by the Corporation is three thousand (3,000).

6.2               Stock Certificates. The certificates, if any, for Shares shall be in such form as shall be approved, from time to time, by the Board of Directors. All certificates evidencing Shares shall bear legends on the face thereof substantially as follows:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares have been acquired for investment and may not be sold or transferred in the absence of an effective registration statement for such shares under the Securities Act or an opinion of counsel for the Corporation that registration is not required under the Securities Act.

The shares evidenced by this certificate are subject to the restrictions and options stated in, and are transferable only upon compliance with, the provisions of the Stockholders' Agreement, dated as of May ___, 2006, by and among Laidlaw Co-Gen, Inc., and its stockholders, as amended from time to time, a copy of which is on file in the office of the Secretary of the Corporation, the provisions of which are incorporated herein by reference.

6.3               Transfer of Shares. Subject to Article VIII, upon surrender to the Corporation or any transfer agent of the Corporation of a certificate for Shares duly indorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue or cause its transfer agent to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

6.4               Other Rules. The Board of Directors shall have power and authority to make all such other rules and regulations as it may deem expedient concerning the issuance, transfer, registration, cancellation, and replacement of certificates representing Stock of the Corporation.

ARTICLE VII. TRANSFERABILITY

7.1               Restrictions on Transfers. (a) Each Stockholder hereby agrees that it will not Transfer all or any fraction of its Shares except as permitted by this Agreement. No transfer, sale, assignment, grant of a participation in, gift, pledge, encumbrance, hypothecation, exchange or other disposition (herein collectively called a "Transfer") of all or any fraction of a Stockholder's Shares, may be made except (i) with the prior consent of the Stockholders holding not less than eighty percent (80%) of the issued and outstanding Shares of the Corporation, which consent may be given or withheld in their sole discretion, or (ii) in accordance with and as specifically permitted by the provisions of this Agreement; provided that, subject to Section 7.1(d), the following Transfers ("Permitted Transfers") shall not be subject to the restrictions contained in this Section 7.1:

(i)            any Stockholder that is an entity may at any time Transfer all or a portion of its Shares to its ultimate parent entity (the "Parent") of which it is a direct or indirect wholly owned subsidiary or to any wholly owned direct or indirect subsidiary of such Parent (a "Controlled Subsidiary"), it being understood that, with respect to a Controlled Subsidiary, the later sale, liquidation or spin-off of such Controlled Subsidiary or other transaction in which the Parent ceases to control, directly or indirectly, 100% of the equity of such Controlled Subsidiary would constitute an indirect Transfer of Shares, which Transfer may only be made in compliance with the terms and restrictions set forth in this Agreement;

(ii)           any Stockholder may at any time Transfer all or a portion of its Shares to a Person controlled by such Stockholder, it being understood that, the later sale, liquidation or spin-off or other transaction in which such Person ceases to be controlled by the transferring Stockholder would constitute an indirect Transfer of Shares, which Transfer may only be made in compliance with the terms and restrictions set forth in this Agreement;

(iii)          a Transfer by operation of law to the estate or personal representative of a deceased or incompetent individual Stockholder (which estate or representative will then be subject to the same restrictions on Transfer as all other Stockholders); and

(iv)          a Transfer by a Stockholder to his or her parents and siblings, their respective spouses and descendants and the spouses of such descendants or to a trust the beneficiaries which consist exclusively of one or more of the forgoing.

(b)               A Stockholder (the "Selling Stockholder") that receives a bona fide offer or other written form of an expression of interest from a Third Party Transferee may Transfer all or a portion of such Stockholder's Shares only in accordance with the following procedures:

(i)             The Selling Stockholder shall provide written notice to the Board and to the other Stockholders of the terms and conditions of the proposed Transfer, including the proposed purchase price (the "Asking Price") for the Shares (or portion thereof) it is seeking to Transfer (the "Offered Shares") and the name and address of the Third Party Transferee. Such notice shall constitute an irrevocable offer by the Selling Stockholders to sell the Offered Shares to the non-selling Stockholders for the Asking Price.

(ii)           The non-selling Stockholders shall have the right during a twenty-one (21) day period to propose to acquire the Offered Shares for the Asking Price (or some portion of the Offered Shares for a pro rata portion of the Asking Price), payable in cash. The closing of any sale pursuant to this Section 7.1(b)(ii) shall take place within fifteen (15) days following the end of such twenty-one (21) day period.

(iii)If the Offered Shares (or a portion thereof) is not proposed to be acquired by the non-selling Stockholders by the end of the twenty-one (21) day period specified in Section 7.1(b)(ii) or actually acquired by the non-selling Stockholders by the end of the further fifteen (15) day period specified therein (other than by reason of the Selling Stockholder's default), then the Selling Stockholder may Transfer the Offered Shares (or a portion thereof) within an additional thirty (30) days, at not less than the Asking Price to the Third Party Transferee.

(iv) If the Selling Stockholder does not consummate the Transfer of the Offered Shares (or a portion thereof) to the Third Party Transferee within the additional thirty (30) day period specified in Section 7.1(b)(iii), such Selling Stockholder must follow the procedures set forth in subparagraphs (i)-(iii) above in response to a bona fide offer from a Third Party Transferee.

(c)                If after compliance with Section 7.1(b) any Selling Stockholder proposes to Transfer its Shares and the Other Stockholders have not exercised their rights to acquire the Offered Shares pursuant to Section 7.1(b), then the Selling Stockholder may Transfer the Offered Shares provided it complies with the provisions of this Section 7.1(c). First, the Selling Stockholder shall give notice ("Notice of Sale") to the Corporation and the other Stockholders (the "Other Stockholders"), stating (i) the number of Shares the Selling Stockholder proposes to Transfer; (ii) the name and address of the proposed transferee; (iii) the proposed purchase price, terms of payment and other material terms and conditions of such proposed transfer; and (iv) the fair market value of any non-cash consideration offered by the proposed transferee. The Notice of Sale shall be deemed to be an offer by the Selling Stockholder to allow the Other Stockholders to participate, upon the purchase by the proposed transferee, in the sale of any Shares proposed to be sold by the Selling Stockholder for the same per share consideration and on the same terms. Each Stockholder shall have the right, for a period of sixty (60) days after the Notice of Sale is given, to accept such offer in whole or in part, exercisable by delivering a written notice to the Corporation and the Selling Stockholder within such sixty (60) day period, stating therein the number of Shares (which may be the number of Shares set forth in the Notice of Sale or a portion thereof) to be sold by such Stockholder to the proposed transferee. Prior to the earlier of (x) the end of such sixty (60) day period or (y) the acceptance or rejection by each Stockholder of the Selling Stockholder's offer, as the case may be, the Selling Stockholder shall not complete any sale of Shares to the proposed transferee. At the end of such sixty (60) day period, the Corporation shall calculate the total number of Shares that are proposed to be sold. Each Stockholder shall be entitled to sell to the proposed transferee that number of Shares (or if such number is not an integral number, the next integral number which is greater than such number) which shall be the product of (x) the aggregate number of Shares proposed to be sold by such Stockholder and (y) a fraction, the numerator of which shall be the number of Shares willing to be purchased by the proposed transferee and the denominator of which shall be the total number of Shares proposed to be sold by all Stockholders and other persons who have tag-along rights. Thereafter, for a period of ninety (90) days, the Selling Stockholder may sell Shares to the proposed transferee for the consideration stated and on terms no more favorable to the proposed transferee than those set forth in the Notice of Sale; provided that the proposed transferee shall simultaneously agree to and purchase the number of Shares as calculated above from those Stockholders who have accepted the Selling Stockholder's offer and shall agree in writing to be bound by the provisions of this Agreement as a new Stockholder. Any purchaser of Shares pursuant to this Section 7 shall be subject to, and have the rights and benefits of, the terms and conditions of this Agreement.

(d) Notwithstanding any other provisions of this Article VIII, no Transfer of all or any fraction of a Stockholder's Shares may be made unless:

(i)            such Transfer would not result in a violation of applicable law, including the Securities Act and any state securities or "Blue Sky" laws applicable to the Corporation or the Shares to be Transferred;

(ii)           such Transfer would not cause the Corporation to lose its exemption from the registration requirements of the Investment Company Act;

(iii)          such Transfer would not result in the Corporation being required to register under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(iv)          the transferee of the Shares executes this Agreement; and

(v)           if requested by the Board, the Stockholder shall have provided an opinion of counsel reasonably satisfactory to the Board as to the matters set forth in this Section 7.1(d)(i)-(iv) and such other matters as the Board may reasonably request.

7.2               Mandatory Transfers. Subject to Section 7.1, if RGB and LEG shall determine to sell all, but not less than all, of their Shares pursuant to the terms of an "arm's length", bona fide, independent third party offer (the "Offer"), the other Stockholders shall, upon the joint written request of such Stockholders (the "Drag-Along Request"), tender all of their Shares to such third party offeror on the same terms and at the same price per share as set forth in the Offer. If the other Stockholders fail to so tender their Shares within five (5) business days of the Drag-Along Request, such Shares shall be deemed so tendered, and the Corporation shall have the right to transfer them accordingly on its books.

7.3               Additional Stockholders. Persons who hereafter acquire any of the Shares shall become parties to this Agreement by executing the counterpart hereof filed with the Corporation's records.

ARTICLE VIII. TERMINATION

8.1               Termination of Agreement. This Agreement shall terminate, and the certificates representing the Shares subject to this Agreement shall be released from the terms of this Agreement, upon the occurrence of any of the following events:

(a) cessation of the corporate business;

(b) written agreement of the Stockholders owning at least ninety percent (90%) of the Shares;

(c) adjudication of bankruptcy or dissolution of the Corporation or appointment of a receiver for the Corporation or any substantial part of its assets; or

(d) acquisition of one Person of all of the outstanding Shares.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.1            Notice and Governing Law. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, which shall be addressed, in the case of the Corporation, to Laidlaw Co-Gen, Inc., 90 John Street, 4th Floor, New York, NY 10038, Attention: Michael B. Bartoszek, with a copy to Black & Associates, 350 Fifth Avenue, Suite 6710, New York, NY 10118, in the case of LEG, to Laidlaw Energy Group, Inc., 90 John Street, 4th Floor, New York, NY 10038, Attention: Michael B. Bartoszek, in the case of GROG, to GROG, LLC, do Chatsworth Securities, LLC, 95 East Putnam Ave., Greenwich, CT 06830, Attn: Philip Pierce, in the case of RGB, to Rolando Gonzalez-Bunster, c/o Hispaniola Management, 777 Brickell Avenue, Suite 704, Miami, FL 33131, in the case of ER, to ER Co-Gen LLC, c/o Mr. Diego Canalda, 1111 Brickell Ave., Suite 1200, Miami, FL 33131, or to such other address as shall have been designated by each Stockholder in writing to the Corporation in accordance with this Section 9.1. This Agreement shall be governed and construed under the laws of the State of Delaware, as if it were made and performed entirely within such state.

9.2               Amendment. This Agreement may be amended only by a written instrument executed by Stockholders holding ninety percent of the outstanding Shares, provided, however, that any amendment which materially impairs the rights of any Stockholder shall be effective only with the written approval of such Stockholder.

9.3               Jurisdiction and Costs. Each party hereto hereby irrevocably submits to the jurisdiction of the courts of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that such party has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, such party hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this Agreement other than in any such court. Each party hereto hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of any such court, (b) such party is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party's property or (c) any suit, action or proceeding is brought in an inconvenient forum. The prevailing party in any such suit, action or proceeding shall be entitled to recover its costs incurred in connection therewith.

9.4               Restrictive Covenants.

(a) Confidentiality. Each Stockholder acknowledges that by virtue of its holding an interest in the Corporation, its Affiliates will have access to Stockholder Confidential Information (as hereinafter defined) of each other Stockholder and Company Confidential Information (as hereinafter defined) and that the communication of such Stockholder Confidential Information or Company Confidential Information to third parties could irreparably injure the business of such other Stockholders or the Corporation. Accordingly, each Stockholder agrees that during the period during which it is a Stockholder of the Corporation (the "Holding Period") and for a three (3) year period thereafter, it shall treat and safeguard as confidential and secret all Stockholder Confidential Information and Company Confidential Information received by it at any time, and that it shall not, without the prior written consent of the Corporation and the other Stockholder to whom such Stockholder Confidential Information relates, disclose or reveal any of the Stockholder Confidential Information or Company Confidential Information to any third party whatsoever or use the same in any manner other than in connection with the business of the Corporation, except as may be required by an order of a court of competent jurisdiction, or a regulatory or governmental body having jurisdiction over it, provided that it shall give prompt notice of any such order so as to give the Corporation and the other Stockholder to whom such Stockholder Confidential Information relates adequate opportunity to object to such order. For the purposes of this Agreement, (i) "Stockholder Confidential Information" means any information not generally known to the public or recognized as standard industry practice, including, without limiting the generality of the foregoing, any data, reports, interpretations, forecasts, know-how, technology, compositions, devices, plans, strategies, studies, employee information, intellectual property, the substance of agreements with clients, suppliers and others, marketing arrangements and the existence of the discussions between the parties hereto, computer code, algorithms, customer lists, supplier lists, trade secrets, product development plans, research, inventions, ideas, concepts, designs, formulae, methods or processes, whether or not patented or patentable, channels of distribution, pricing policies and records, financial records and inventory records of such Stockholder, and such other information normally understood to be confidential or otherwise designated as such in writing by the Stockholder, as well as information discerned from, based on or relating to any of the foregoing which may be prepared by any Stockholder or any of its Affiliates, all of which each Stockholder expressly acknowledges and agrees shall be confidential and proprietary information belonging to such Stockholder, and (ii) "Company Confidential Information" means any financial data, financial reports, financial forecasts, and the terms of any power purchase agreement or other agreement which is material to the operations of the Corporation. Notwithstanding the foregoing, the tax treatment or tax structure (as such terms are defined in Treasury Regulation Section 1.6011-4(c)) of any transaction shall not constitute Stockholder Confidential Information or Company Confidential Information. Upon termination of the Holding Period, each Stockholder and any Affiliate having possession of same shall return to the Corporation all documents and papers relating to the Corporation, including any Stockholder Confidential Information and Company Confidential Information, together with any copies thereof; provided that the Corporation shall allow reasonable access and use of Stockholder Confidential Information and Company Confidential Information by the Stockholders for the sole purpose of documenting such Stockholder's rights and obligations as a Stockholder.

(b) Non-solicitation. Each Stockholder shall not, and shall cause its Affiliates not to, during the Holding Period and for a period of three (3) years thereafter persuade or attempt to persuade (i) any person providing services or goods to the Corporation ("Contractors") not to do business with the Corporation or to reduce the amount of business it does with the Corporation; (ii) any customer or potential customer not to do business with the Corporation or to reduce the amount of business it does with the Corporation; or (iii) any Director, officer or employee of the Corporation or any individual who was a Director, officer or employee (other than Directors or officers designated by such Stockholder) during such Holding Period ("Employees"), to leave the Corporation's employ or to become employed by any entity other than the Corporation. Notwithstanding the foregoing, LEG may utilize Contractors for other projects undertaken by LEG so long as such utilization does not have a Material Adverse Effect upon the Corporation's operations and may solicit Employees who, at the time of the solicitation, are not employed by the Corporation provided that such termination of employment was not due to any action taken by LEG or its officers without the approval of the Corporation's Board of Directors.

(c) Disparaging Statements. Each Stockholder shall not, during such Stockholder's Holding Period and thereafter, without limitation of time, make any disparaging statements concerning the Corporation, its officers, members, Directors, Stockholders, employees, products or services that could injure, impair or damage relationships between the Corporation and its employees, officers, members, Directors, Stockholders, customers or suppliers or any lessor, lessee, vendor, supplier, customer, distributor, consultant or other business associate of the Corporation.

(d) Remedy. Each Stockholder specifically acknowledges and agrees that the remedy at law for any breach of the provisions of this Section 9.4 will be inadequate and that the other Stockholders and the Corporation, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages or posting any bond.

(e) Reformation. If any term or provision set forth in this Section 9.4 is ruled by a tribunal of competent jurisdiction to be excessively broad as to time, duration, geographical scope, activity or subject, the construction and interpretation of such term or provision shall be deemed reformed to the maximum limitations permitted by applicable law.

(f) Corporation. For purposes of this Section 9.4, the term "Corporation" shall also include any and all entities controlling, controlled by, or under common control with, the Corporation.

9.5               Additional Covenants.

(a) Assignment of Agreements. LEG has assigned to the Corporation all of its right, title and interest in the Fuel Supply Agreement by and between Laidlaw Energy Group, Inc. and Cousineau, Inc. dated April 16, 2004, as amended April 25, 2005, the Letter of Agreement for Equipment Sale dated September 23, 2005, by and between Laidlaw Energy Group, Inc. and Belyea Company, Inc. pertaining to the purchase of a used 5 mW GE Steam turbine generator, and the Equipment Purchase and Sale Agreement by and between Laidlaw Energy Group, Inc. and Clean Energy Systems, Inc. pertaining to the purchase of a used Wellons/Nebraska boiler and related equipment, and all other work performed by LEG to date in connection with the Project (the costs associated therewith, in the amount of approximately $250,000, having been previously paid by LEG) as well as all other documentation, information and property relating to the Project in exchange for the Shares. LEG agrees that, at any time and from time to time upon the written request of the Corporation, it will execute and deliver such further documents and do such further acts and things as the Corporation may reasonably request in order to effect the purposes of this Section 9.5 (a).

(b) New York State Energy Research & Development Authority Grant. LEG hereby agrees to contribute to the Corporation all amounts received in payment of the New York State Energy Research & Development Authority grant, which grant is described on Exhibit A hereto, promptly after LEG's receipt of such amounts. LEG hereby represents that the assignment of the proceeds of the grant does not require the consent, approval, authorization or other action by the New York State Energy Research & Development Authority or any other Governmental Authority. LEG agrees that, at any time and from time to time upon the written request of the Corporation, it will execute and deliver such further documents and do such further acts and things as the Corporation may reasonably request in order to effect the purposes of this Section 9.5 (b).

(c) Chatsworth Securities, LLC Release. Chatsworth Securities, LLC, a New York limited liability company ("Chatsworth"), hereby releases RGB, LEG, LEE and any and all of their Affiliates, officers, directors, equityholders, employees and agents from any and all liability for any fee or out-of-pocket costs due in connection with RGB's investment hereunder pursuant to the terms of the agreement dated December 22, 2005, by and between Chatsworth and LEG, or any other agreement relating to the Facility or the Project.

(d) Supplemental Indenture. Each Stockholder shall, and shall cause each of its affiliates that holds the Bonds, to use reasonable efforts to cause a Supplemental Indenture to the Trust Indenture, dated as of December 1, 1999 by and between County of Cattaraugus Industrial Development Agency (the "Issuer") and State Street Bank and Trust Company, N.A. for the holders of the Issuer's Tax-Exempt Industrial Development Bonds, Series 1999A in the original principal amount of $7,000,000 and the Issuer's Taxable Industrial Development Revenue Bonds in the original principal amount of $500,000 (collectively, the "Bonds") to be entered within forty-five (45) days of the date of hereof which will provide for the following: (i) permit the granting of a Lien on all the assets of the Corporation and a Mortgage on the Facility to secure the Loans subject only to the Liens created by the Trust Indenture, and (ii) the refinancing of the past due principal and interest amounts under the Bonds so that all such amounts will be due upon maturity of the Bonds.

9.6               Right of First Offer. In the event that LEG, an Affiliate of LEG or Michael Bartoszek decides to pursue the development and/or acquisition of one or both of the biomass energy projects located in New Hampshire and known, respectively, as the Springfield Biomass Facility and the Alexandria Energy Center (each, an "Additional Project"), it shall prepare a summary business plan (the "Plan") with respect to each such Additional Project containing a description of the major features of such Additional Project, including financial projections for a minimum of five years, and a request for funding, and submit such Plan to RGB for consideration. Within thirty (30) days after receipt of the Plan, RGB shall send to LEG a notice ("Notice of Acceptance") indicating RGB's desire to participate in the Additional Project described in the Plan and agreeing to negotiate the detailed terms (the "Terms") of such participation in good faith. Upon receipt of the Notice of Acceptance, LEG shall cease negotiating with any other party to provide funding for the Additional Project for a period of forty-five (45) days (the "Negotiation Period") and will negotiate the Terms in good faith during such period. If RGB fails to send the Notice of Acceptance within the period required above or if RGB and LEG are unable to reach agreement on the Terms during the Negotiation Period, LEG shall be free to seek funding and to deal in every other manner with the Additional Project without any further obligation or liability to RGB with respect thereto or with respect to any other renewable energy project other than the Project. This right of first refusal shall terminate upon expiration of the RGB Ownership Period.

9.7               Binding Effect. Except as specifically provided in the preceding Sections, this Agreement shall bind and inure to the benefit of the parties hereto and their successors, legal representatives, heirs and permitted assigns.

9.8               Other. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Should any provision hereof for any reason be declared invalid or unenforceable by final and nonappealable order of any court of competent jurisdiction, the remaining portions of this Agreement shall remain in full force and effect. The waiver of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature. This Agreement and the schedules hereto set forth the full and complete agreement of the parties relating to the subject matter hereof and supersede all prior agreements and representations. The headings herein have been provided for convenience of reference only and shall not affect the meaning or construction of any provisions of this Agreement.

ARTICLE X. REPRESENTATIONS AND WARRANTIES

LEG represents and warrants to RGB and ER as of the date hereof as follows:

10.1             Title to Personal Properties. Except as set forth on Schedule 10.1, LEE or one of its Subsidiaries has good title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens, except for Permitted Liens, all of the tangible and intangible personal property and assets reflected in the Balance Sheet or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet. LEE and its Subsidiaries own or have the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of their business as currently conducted.

10.2             Owned Real Property. Schedule 10.2 contains an accurate and complete list of all real property owned in whole or in part by LEE or any of its Subsidiaries and includes the name of the record title holder thereof and a list of all Indebtedness secured by a Lien thereon. To the knowledge of LEG, LEE and each of its Subsidiaries has good and marketable title in fee simple to all the real property owned by it, free and clear of all Liens except for Permitted Liens. All of the buildings, structures and appurtenances situated on the real property owned in whole or in part by LEE or any of its Subsidiaries, are adequate and suitable for the purposes for which they are presently being used (i.e., the Facility is shut down) and, with respect to each, LEE or one of its Subsidiaries has adequate rights of ingress and egress for operation of the business of LEE or such Subsidiary in the ordinary course. None of such buildings, structures or appurtenances situated on the real property owned by LEE (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law or Order, or encroaches on any property owned by others. No condemnation proceeding is pending or, to the knowledge of LEG, threatened which would preclude or impair the use of any such property by LEE or such Subsidiary for the purposes for which it is currently used.

10.3             Leased Real Property. Schedule 10.3 contains an accurate and complete list and description of the material terms of all leases or subleases of real property to which LEE or any of its Subsidiaries is a party (as lessee or lessor). LEE or one of its Subsidiaries has valid leasehold interests in all leased real property described in each lease set forth on Schedule 10.3 (or required to be set forth on Schedule 10.3), free and clear of any and all Liens, except for Permitted Liens. Each lease set forth on Schedule 10.3 (or required to be set forth on Schedule 10.3) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease, other than defaults which, individually and in the aggregate, would not have a Material Adverse Effect with respect to LEE. Neither LEE nor any of its Subsidiaries has violated any of the terms or conditions under any such lease in any material respect, and, to the knowledge of LEG, all of the covenants to be performed by any other party under any such lease have been fully performed.

10.4             Liabilities. To the knowledge of LEG, neither LEE nor any of its Subsidiaries has any claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the Balance Sheet or specifically disclosed in the footnotes thereto and (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practice and that, individually and in the aggregate, would not have a Material Adverse Effect with respect to LEE.

10.5             Material Contracts.

(a) Schedule 10.5(a) sets forth an accurate and complete list of the following Contracts to which LEE or any of its Subsidiaries is a party or by which any of them are bound:

(i)            all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $10,000 individually, or $100,000 in the aggregate;

(ii)           all Contracts involving Indebtedness of LEE or any of its Subsidiaries;

(iii)          all Contracts granting or evidencing a Lien on any properties or assets of LEE or any of its Subsidiaries, other than a Permitted Lien;

(iv)          any management service, consulting, financial advisory or any other similar type Contract;

(v)           all Contracts limiting the ability of LEE or any of its Subsidiaries to engage in any line of business or to compete with any Person;

(vi)          all Contracts (other than this Agreement and any agreement or instrument entered into pursuant to this Agreement) with (A) LEG, any other Affiliate of LEE or any Affiliate of LEG (other than the Corporation or one of its Subsidiaries) or (B) any current or former officer or director of the Corporation or any of its Subsidiaries;

(vii)         all Contracts involving leases or subleases of personal property to which LEE or any of its Subsidiaries is a party (as lessee or lessor) and involving an annual base rental payment in excess of $10,000;

(viii)        all Contracts involving $10,000 or more which are not cancelable by LEE or any of its Subsidiaries without penalty on thirty (30) days or less notice; or

(ix)           all other Contracts that are material to the business of LEE and its Subsidiaries taken as a whole.

(b) Each Contract set forth on Schedule 10.5(a) (or required to be set forth on Schedule 10.5(a)) is in full force and effect and there exists no (i) default or event of default by LEE or any of its Subsidiaries or, to the knowledge of LEG, any other party to any such contract with respect to any material term or provision of any such Contract or (ii) event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by LEE or any of its Subsidiaries or, to the knowledge of LEG, any other party thereto, with respect to any material term or provision of any such Contract. Neither the Corporation nor any Subsidiary is currently in violation of any of the material terms or conditions of any contract or agreement set forth on Schedule 10.5(a) (or required to be set forth on Schedule 10.5(a)) and, to the knowledge of LEG all of the covenants to be performed by any other party thereto have been fully performed in all material respects. LEG has delivered to RGB true and complete copies, including all amendments, of each Contract set forth on Schedule 10.5(a).

10.6             Compliance with Laws. LEE and each of its Subsidiaries has complied and is in compliance with all applicable Laws and Orders except where the failure to so comply, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to LEE. Neither LEE nor any of its Subsidiaries has received any notice that any violation of the foregoing is currently being or may be alleged.

10.7             Environmental Laws.

(a) For purposes of this Agreement, (i) "Environmental Law" shall mean any Law, Order or other requirement of law, including any principle of common law, relating to the protection of human health or the environment, or to the manufacture, use, transport, treatment, storage, disposal, release or threatened release of petroleum products, asbestos, urea formaldehyde insulation, polychlorinated biphenyls or any substance listed, classified or regulated as hazardous or toxic, or any similar term, under such Environmental Law and (ii) "Corporation Property" shall mean any real property and improvements currently or formerly owned (directly, indirectly, or beneficially), leased, used, operated or occupied by LEE or its Subsidiaries.

(b) Except as set forth on Schedule 10.7(b) and except as would not have a Material Adverse Effect with respect to LEE, (i) LEE and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all Permits required of them under applicable Environmental Laws; (ii) there are no claims, proceedings, investigations or actions by any Governmental or Regulatory Authority or other Person or entity pending, or to the knowledge of LEG threatened, against LEE or any of its Subsidiaries under any Environmental Law; and (iii) there are no facts, circumstances or conditions relating to the past or present business or operations of LEE or any of its Subsidiaries (including the disposal or recycling of any wastes, hazardous substances, petroleum products or other materials at locations not owned, leased or operated by LEE or any of its Subsidiaries), or relating to any past or present Corporation Property of LEE, that could reasonably be expected to give rise to any claim, proceeding or action, under any Environmental Law.

10.8            Permits. Except as set forth on Schedule 10.8, LEG has delivered or made available to Purchaser for inspection a complete, true and correct copy of each permit (including occupancy permit), certificate, license, consent or authorization of any Governmental or Regulatory Authority (each, a "Permit") obtained or possessed by LEE and its Subsidiaries. LEE and each of its Subsidiaries have obtained and possess all Permits and have made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of their businesses as presently conducted, or necessary for the lawful ownership of their properties and assets or the operation of their businesses as presently conducted, other than those the failure of which to obtain, possess or make would not have a Material Adverse Effect with respect to LEE. All such Permits are in full force and effect except for those the failure of which to be in full force and effect would not have a Material Adverse Effect with respect to LEE. LEE and each of its Subsidiaries are compliance with all such Permits except for such non-compliances that would not have a Material Adverse Effect with respect to LEE. Each such Permit can be renewed or transferred in the ordinary course of business by LEE, as the case may be. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or threatened and LEG does not know of any valid basis for such proceeding, including the transactions contemplated hereby. No administrative or governmental action or proceeding has been taken or threatened, in connection with the expiration, continuance or renewal of any such Permit and LEG does not know of any valid basis for any such proceeding.

10.9             No Material Adverse Change. Except as set forth on Schedule 10.9 or disclosed in the 2005 income tax return of LEE, since the date of the Balance Sheet, there has not been a Material Adverse Change with respect to LEE and no fact, circumstance or event exists or has occurred which would result in a Material Adverse Change with respect to LEE.

10.10           Taxes.

(a) LEE has timely filed or caused to be timely filed with the appropriate taxing authorities all tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes ("Returns") that are required to be filed by, or with respect to, LEE or any of its Subsidiaries on or prior to the date hereof. The Returns have accurately reflected and will accurately reflect all liability for Taxes of LEE for the periods covered thereby. All Taxes and Tax liabilities of the Corporation for all taxable years or periods that end on or before the date hereof and, with respect to any taxable year or period beginning before and ending after date hereof, the portion of such taxable year or period ending on and including the date hereof have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of LEE.

(b) For purposes of this Agreement, "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. and non-U.S. federal, state, local and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return (as defined above)), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

RGB represents and warrants to LEG as of the date hereof as follows:

10.11           Disclosure. LEG has informed RGB that the Facility has not operated since 2002 and is currently not operational. RGB recognizes that the Project involves a conversion and renovation of the Facility so that it can become operational. RGB acknowledges that it has had an opportunity to request such information as it deemed necessary to review with respect to LEE and the Facility and that LEG has provided such information. RGB represents that its principals have working knowledge in the energy and power generation fields.

ARTICLE XI INDEMNIFICATION

11.1             Survival of Representations. Except for the representations and warranties of LEG contained in Sections 10.7 (Environmental Laws) and 10.10 (Taxes), which shall survive until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof), the representations and warranties of LEG contained in Article XII shall survive for a period of one (1) year after the date hereof.

11.2             Indemnification. LEG agrees to indemnify and hold RGB and ER and their respective Affiliates (including the LEE and its Subsidiaries) and their respective stockholders, officers, directors, employees, agents, successors and assigns, harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Losses"), suffered, incurred or paid, directly or indirectly, through application of the Corporation's, LEE's, RGB's or ER's assets or otherwise, as a result of, in connection with or arising out of the failure or breach of any representation or warranty made by LEG in this Article XII. The obligations to indemnify and hold harmless pursuant to this Section shall survive for the time periods set forth in Section 11.1, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolution thereof.

11.3             Limitation. The obligations to indemnify and hold harmless pursuant to Section 11.2 shall be limited to an aggregate amount of $3,520,000 and no Person shall be entitled to recovery for Losses pursuant to such sections until the total amount of Losses exceeds $50,000 (the "Basket Amount"); provided,  that to the extent the amount of Losses exceeds the Basket Amount, the Indemnified Party (as defined below) shall be entitled to recover only the amount of Losses in excess of the Basket Amount.

11.4             Defense of Claims. If any third party notifies any party with respect to any matter which may give rise to a claim for indemnification against LEG (the "Indemnified Party") under this Article XII, the Indemnified Party shall notify LEG thereof in writing promptly stating the nature and basis of any claim made against the Indemnified Party by the third party and the amount of liability asserted against the Indemnified Party by such third party by reason of the claim; provided that no delay on the part of the Indemnified Party in notifying LEG will relieve LEG from any obligation under this Agreement unless, and then solely to the extent that, LEG is prejudiced thereby. Within thirty (30) days after receiving such notice LEG shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. LEG shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld). LEG shall not consent to the entry of a judgment with respect to the matter or enter into any settlement, which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto. The Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both LEG and the Indemnified Party and the Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnified Party may engage separate counsel (subject to the consent of LEG, which consent shall not be unreasonably withheld) at the expense of LEG. If no such notice of intent to dispute and defend a third party claim or liability is given by LEG, the Indemnified Party shall have the right, at the expense of LEG, to undertake the defense of such claim or liability (with counsel selected by the Indemnified Party and reasonably acceptable to LEG), and to compromise or settle it, with the consent of LEG, which consent shall not be unreasonably withheld. If the third party claim or liability is one that by its nature cannot be defended solely by LEG, then the Indemnified Party shall make available such information and assistance as LEG may reasonably request and shall cooperate with LEG in such defense, at the expense of LEG.

11.5             Pledge. To secure the LEG's obligations under Article XII, LEG has executed and delivered concurrently herewith the Stock Pledge Agreement pledging LEG's Shares, substantially in the form attached hereto as Exhibit B.

* The signature pages follow. *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LAIDLAW CO-GEN, INC.

By:	/s/
Name:
Title:

LAIDLAW ENERGY GROUP, INC.

By:	/s/
Name:
Title:

GROG, LLC

By:	/s/
Name:
Title:

RGB CO-GEN, LLC

By:	/s/
Name:
Title:

ER CO-GEN, LLC

By:	/s/
Name:
Title:

Executed solely for the purposes of Section 9.5(c) of this Agreement

CHATSWORTH SECURITIES, LLC

By:	/s/
Name:
Title:

Executed solely for the purposes of Section 9.6 of this Agreement

/s/
Michael Bartosezk